Exhibit 99.1

Ventas, Inc.	10350 Ormsby Park Place, Suite 300 Louisville, Kentucky 40223	(502) 357.9000	(502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS DECLARES REGULAR QUARTERLY DIVIDEND OF $0.395 PER SHARE

Stockholders Re-elect Directors, Ratify E&Y and Approve 2006 Incentive Plan and 2006 Stock Plan for Directors;

Board Re-appoints Leadership and Adopts Minimum Stock

Ownership Guidelines for Directors

LOUISVILLE, KY (May 19, 2006) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today its Board of Directors declared a regular quarterly dividend of $0.395 per share, payable in cash on June 28, 2006, to stockholders of record on June 7, 2006. The dividend is the second quarterly installment of the Company’s 2006 annual dividend. The Company has approximately 104 million shares of common stock outstanding.

STOCKHOLDERS APPROVE PROPOSALS

At Ventas’s annual meeting today, stockholders voted to re-elect the following Board members to new one-year terms: Debra A. Cafaro, Douglas Crocker II, Ronald G. Geary, Jay M. Gellert, Christopher T. Hannon, Sheli Z. Rosenberg and Thomas C. Theobald.

Ventas stockholders also ratified Ernst & Young LLP as the Company’s independent auditors for 2006 and approved the Company’s 2006 Incentive Plan for Employees and 2006 Stock Plan for Directors.

BOARD RE-APPOINTS LEADERSHIP AND ADOPTS MINIMUM STOCK OWNERSHIP GUIDELINES FOR DIRECTORS

Also today, consistent with the Company’s commitment to sound corporate governance, the Ventas Board of Directors re-appointed Mr. Crocker, an independent director, as the Company’s Presiding Director to chair executive sessions of the Board and otherwise act as a liaison between the independent members of the Ventas Board and the Company’s management. Additionally, the Ventas Board re-appointed Ms. Cafaro as Chairman. Ms. Cafaro is also the Company’s President and Chief Executive Officer.

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Ventas Declares Regular Quarterly

Dividend of $0.395 Per Share

May 19, 2006

The Board of Directors also today adopted minimum stock ownership guidelines for its Directors. The terms of the minimum stock ownership guidelines will be available for review on the Company’s website at www.ventasreit.com.

Ventas, Inc. is a leading healthcare real estate investment trust that is the nation’s largest owner of seniors housing and long-term care assets. Its diverse portfolio of properties located in 42 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ended December 31, 2005 and for the year ending December 31, 2006; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants and borrowers and to accurately estimate the magnitude of such liabilities; and (q) the value of the Company’s rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative. Many of such factors are beyond the control of the Company and its management.

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